Exhibit 10.2

BLACKROCK, INC.

AMENDED AND RESTATED 1999 STOCK AWARD AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

GRANT NOTICE

Name of Grantee:	[ ] (the “Grantee”)

Restricted Stock Units:	[ ] (the “RSUs”)

Grant/Pricing Date:	[ ]

Price:	$[ ]

Vesting Date(s):	[ ]

Each RSU represents the right to receive one (1) share of common stock, $0.01 par value, of BlackRock, Inc. (each, a “Share”) in accordance with and subject to the terms and conditions provided in this Grant Notice and the Award Terms and Conditions (including Appendix A hereto) (collectively, this “Agreement”).

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AWARD TERMS AND CONDITIONS

The Grantee and BlackRock, Inc., a Delaware company, and its successors (the “Company”) hereby agree as follows:

1.	Definitions. For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1. Any capitalized terms used and not defined herein shall have the meanings set forth in the BlackRock, Inc. Amended and Restated 1999 Stock Award and Incentive Plan, as amended from time to time (the “Plan”).

(a)	“Affiliate” means any corporation, partnership, joint venture, association, organization or other person or entity that is directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Company.

(b)	“Business Day” means any day other than Saturday, Sunday or any other day on which banks in the State of New York are required by law to be closed.

(c)	“Cause” shall mean the occurrence of any of the following: (i) “Cause” as defined in any Individual Agreement, or (ii) if there is no such Individual Agreement or if such Individual Agreement does not define “Cause”: (A) gross negligence or intentional misconduct by the Grantee in connection with the Grantee’s duties to the Company or any Subsidiary or Affiliate, which causes, or is reasonably expected to cause, harm to the Company or its Subsidiaries or Affiliates, or the clients of the Company or its Subsidiaries or Affiliates (collectively referred to as “BlackRock or its Clients”); (B) the Grantee’s material breach of fiduciary duty owed to BlackRock or its Clients, which causes or is reasonably expected to cause harm to BlackRock or its Clients, monetarily or otherwise; (C) any misappropriation or embezzlement by the Grantee, or any action by the Grantee involving theft, fraud or material personal dishonesty; (D) any violation by the Grantee of any domestic or foreign securities laws, rules or regulations including, but not limited to, those of any self-regulatory organization or authority; (E) the Grantee’s conviction of or guilty or nolo contendere plea to a felony or any crime involving theft, fraud or embezzlement or personal dishonesty; (F) the Grantee’s willful failure or refusal to perform material duties or material obligations owed to the Company or its Subsidiaries or Affiliates; or (G) the Grantee’s material violation of the written policies of the Company or its Subsidiaries or Affiliates, including the BlackRock, Inc. Confidentiality and Employment Policy or Code of Business Conduct and Ethics. Unless otherwise provided in an Individual Agreement with respect to for Cause terminations, a determination of Cause shall be determined in the sole discretion of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Management Development and Compensation Committee of the Board of Directors of the Company.

(f)	“Disability” means (i) “Disability” as defined in any Individual Agreement, or (ii) if there is no Individual Agreement or the Individual Agreement does not define Disability, the Grantee’s physical or mental incapacity constituting disability, as determined under the long-term disability plan applicable to the Grantee’s employment with the Company or any Subsidiary or Affiliate, which, in any event, does or is reasonably expected to continue for at least twelve months.

(g)	“Fair Market Value” means, as of a particular date, (i) the closing sales price per Share on the national securities exchange on which Shares are principally traded for the last preceding date on which there was a sale of Shares on such exchange, or (ii) if Shares are then traded in an over-the-counter market, the average of the closing bid and asked per Share in such over-the-counter market for the last preceding date on which there was a sale of Shares in such market, or (iii) if Shares are not then listed on a national securities exchange or traded in an over-the-counter market, the fair market value of a Share shall be determined by the Committee in its sole discretion.

(h)	“Individual Agreement” means an employment, consulting or similar agreement between the Grantee and the Company or any Subsidiary or Affiliate.

(i)	“Retirement” means a Termination of Employment as a result of the Grantee’s voluntary resignation (other than a voluntary resignation following the occurrence of an event that constitutes Cause) after the Grantee has satisfied the Rule of 65 with at least the age of 55 and a total of at least three years of Credited Service (as defined below), provided, that, the Grantee has provided written notice to the Company at least one year prior to such Termination of Employment.

(j)	“Rule of 65” means the sum of the Grantee’s age and years of combined and continuous years of service with the Company or any Subsidiary (including periods of employment with an entity prior to it becoming a Subsidiary and, to the extent determined by the Committee, other entities) (such service, “Credited Service”) equals at least sixty-five (65). For purposes of determining Rule of 65, years of age and Credited Service equal full years and completed months.

(k)	“Separation from Service” means the Grantee’s “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h).

(l)	“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(m)	“Termination of Employment” means the termination of the Grantee’s employment with, or performance of services for, the Company or any Subsidiary or Affiliate. An individual employed by, or performing services for, any Subsidiary or an Affiliate also shall be deemed to incur a Termination of Employment if such Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate, as the case may be, and the individual does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and any Subsidiary or Affiliate shall not be considered Terminations of Employment. Notwithstanding anything herein to the contrary, a Termination of Employment shall mean the Grantee’s Separation from Service.

(n)	“Vesting Date” means the Vesting Date(s) specified above or as determined by Section 3, as may be applicable.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

2.	Grant; Dividend Equivalents. The Company hereby grants to the Grantee the number of RSUs set forth on the Grant Notice, subject to the terms and conditions of this Agreement and the Plan. In addition, as soon as practicable following each dividend payment date declared with respect to Shares, the Company shall notionally credit to a bookkeeping account established for the Grantee the property or cash the Grantee would have received if each RSU then held by the Grantee was a Share. Vesting and payment of amounts credited to the Grantee’s account shall occur at the same time as vesting and payment of the RSUs in respect of which such amounts were credited.

3.	Termination of Employment.

(a)	General Rule. Any RSUs held by the Grantee that have not vested shall be forfeited upon the Grantee’s Termination of Employment (or if earlier, the date on which the Grantee has provided notice of his or her voluntary resignation, as determined by the Company in its discretion); provided, however, that if the Grantee’s employment is terminated by the Company or one of its Affiliates or Subsidiaries other than for Cause or as a result of the Grantee’s death, Disability or Retirement, then the Grantee’s RSUs shall be treated in accordance with Section 3(b) or 3(c) below, as applicable.

(b)	Termination of Employment by the Company or its Subsidiaries or Affiliates other than for Cause; due to the Grantee’s Disability; as a result of the Grantee’s Retirement. Upon the Grantee’s Termination of Employment (i) by the Company or one of its Affiliates or Subsidiaries other than for Cause, (ii) due to the Grantee’s Disability or (iii) as a result of the Grantee’s Retirement, each unvested RSU held by the Grantee shall vest upon the earlier to occur of (A) the date such RSU would have otherwise vested or (B) the last day of the month in which the first anniversary of the Grantee’s Termination of Employment occurs, in each case subject to the Grantee’s (x) continued compliance with Appendix A of this Agreement and (y) execution of a general release of claims in favor of the Company and its Subsidiaries and Affiliates in the form provided by the Company (a “Release”) that becomes effective prior to the latest date for settlement provided in Section 5(a) (or such earlier date as may be required by the Company).

(c)	Termination of Employment Due to Death. Upon the Grantee’s Termination of Employment as a result of death, all unvested RSUs shall immediately vest.

4.	Withholding and Other Taxes. Payment of withholding taxes, national insurance contributions and other tax obligations relating to the Shares and any amounts or property paid with respect to the RSUs shall be made by the Company retaining or not issuing such number of Shares as have a Fair Market Value at the time the Grantee becomes subject to tax and/or national insurance contributions equal to the minimum necessary amount of tax to be withheld.

5.	Vesting and Conversion.

(a)

Subject to the conditions set forth in Section 3(b) (if applicable), as soon reasonably practical following a Vesting Date (but no later than the last day of the calendar year in which the Vesting Date occurs), the RSUs which vest on such

Vesting Date shall be converted to Shares and promptly delivered to the Grantee (or, in the event of death, the Grantee’s beneficiary or estate) in either certificate or book entry form. The Grantee shall have no rights as a stockholder with respect to any Shares subject to the RSUs until the date of delivery of such Shares in accordance with the preceding sentence.

(b)	Notwithstanding anything in this Agreement to the contrary, and only to the extent permitted by applicable law (including, without limitation, Section 409A of the Code), if as of a particular Vesting Date (or the vesting date of any other outstanding awards granted to the Grantee under the Plan (“Other Awards”)), the Grantee is the subject of an investigation by the Company or governmental entity or regulator relating to conduct of the Grantee that could, in the Company’s reasonable opinion, constitute Cause, the Company shall in its discretion have the right to determine that the shares of Stock subject to the RSUs or Other Awards that would otherwise vest on such vesting date (such shares, the “Holdback Shares”) shall not vest, subject to resolution of the investigation and the exhaustion of all appeal rights (of either the Grantee or the Company) related thereto (the “Resolution”). Upon Resolution, all Holdback Shares shall vest in accordance with the terms and conditions of the applicable award agreement, provided, that, if upon Resolution, the Company determines that the conduct giving rise to the investigation constituted Cause, the Holdback Shares shall not vest and shall be forfeited for no consideration. The determination of whether conduct constitutes Cause and whether the Holdback Shares vest or are forfeited in accordance with the preceding sentence shall be made regardless of whether there has been a Termination of Employment (for any reason) prior to Resolution.

6.	Grantee’s Covenants and Acknowledgements. In order to induce the Company to enter into this Agreement, the Grantee hereby agrees to the covenants set forth on Appendix A.

7.	Forfeiture.

(a)	In the event of any breach by the Grantee of the Company’s Confidentiality and Employment Policy, as it may be amended from time to time (the “Confidentiality Policy”), or the provisions of Appendix A, by the Grantee, the Company shall have the right, if the conduct or activity giving rise to such breach occurs within one year following the most recent date upon which Shares are delivered to the Grantee, (i) to require the Grantee to repay to the Company: (A) the Shares so delivered and (B) to the extent the Grantee had previously disposed of the Shares so delivered, the gross proceeds from such disposition; and (ii) any unvested RSUs shall be forfeited. The determination of whether the Grantee has engaged in a breach of the Confidentiality Policy or Appendix A shall be determined by the Committee in its sole discretion.

(b)	Clawback Policy. The Grantee acknowledges and agrees that the RSUs granted pursuant to this Agreement are subject to the Company’s Clawback Policy, as it may be amended from time to time (the “Clawback Policy”). Subject to the terms of the Clawback Policy, the Grantee agrees that in the event a determination is made under the Clawback Policy that the Grantee engaged in fraud or willful misconduct that caused the need for a significant restatement of the Company’s financial statements, (i) the Grantee shall repay to the Company: (A) the Shares delivered to the Grantee as determined to be repaid under the Clawback Policy and (B) to the extent the Grantee had previously disposed of the Shares so delivered, the gross proceeds from such disposition; and (ii) any unvested RSUs shall be forfeited.

(c)	Any repayment obligations under this Section 7 shall be satisfied by the Grantee within thirty (30) days of the Company’s provision of a written demand for repayment. In the event that the Grantee realizes a tax benefit in connection with any repayment under this Section 7, either through refund, credit, deduction or otherwise, the Grantee shall pay to the Company the amount of such tax benefit, as determined in good faith by the Company, and the amount of such tax benefit shall be treated as part of the repayment obligation under this Section 7. Any repayment obligation under this Section 7 may be satisfied in Stock or cash or a combination thereof (based upon the Fair Market Value of the Stock on the date of payment), and the Grantee acknowledges and agrees that the Company may provide for an offset to any future payments owed by the Company or any Subsidiary or Affiliate to the Grantee, if necessary, to satisfy the repayment obligation. The Grantee agrees to execute such documents as may be necessary to effect the repayment obligations referred to in this Section 7.

(d)	Any repayment obligation under this Section 7 shall be in addition to (i) any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment; and (ii) any repayment or clawback requirements under applicable law or regulation, including, without limitation, under the Sarbanes-Oxley Act of 2002, as amended, the Securities Exchange Act of 1934, as amended or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

8.	No Sale or Transfer. The Grantee shall not sell, transfer, assign, grant a participation in, gift, hypothecate, encumber, mortgage, create a lien in, pledge exchange or otherwise dispose of all or any portion of the RSUs other than to the extent permitted by the Plan.

9.	Miscellaneous.

(a)	Incorporation by Reference. The obligation of the Company to deliver any Shares under this Agreement is specifically subject to all provisions of the Plan and all applicable laws, rules, regulations and governmental and stockholder approvals. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.

(b)	Right of Offset. To the extent permitted by applicable law (including, without limitation, Section 409A of the Code), the Company shall have the right to reduce any amounts paid or payable or the number of Shares delivered or deliverable hereunder by any amounts the Grantee owes to the Company or an Affiliate or Subsidiary.

(c)	Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom, as applicable. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Grantee and the Company during the six-month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following the Grantee’s separation from service (or, if earlier, the Grantee’s date of death). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(d)	Acknowledgments. The Grantee hereby acknowledges the following:

(i)	the Grantee is voluntarily accepting the grant of RSUs;

(ii)	the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of restricted stock units or benefits in lieu of restricted stock units, even if such awards have been granted in the past;

(iii)	the RSUs and any payment made pursuant to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services to the Company or any of its Subsidiaries or Affiliates;

(iv)	unless otherwise required by applicable law, the Grantee is solely responsible for investigating and complying with any exchange control laws applicable to the Grantee in connection with any payment made pursuant to the RSUs and/or the payment of cash dividend equivalents, if any; and

(v)	the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the RSUs. The Grantee is hereby advised to consult with the Grantee’s personal tax, legal and financial advisors regarding the RSUs before taking any action in relation thereto.

(e)	Amendments and Waivers. This Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto. The waiver by a party hereto of a breach by another party hereto of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach by such other party or as a waiver of any other or subsequent breach by such other party, except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(f)	Enforceability; Injunction. The Company and the Grantee agree that in the event that any one or more of the terms and conditions set forth in this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and conditions will not in any way be affected or impaired thereby. Moreover, if any one or more of the terms and conditions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such terms and conditions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law. The Grantee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Appendix A would be inadequate and, in recognition of this fact, the Grantee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(g)	Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall apply to and bind the Grantee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. In addition, any Subsidiary or Affiliate to whom the Grantee has provided services shall be a third-party beneficiary of this Agreement and shall be entitled to enforce this Agreement. The Company shall be entitled to assign its rights and obligations hereunder to the extent permitted by the Plan.

(h)	Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions hereof.

(i)	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(i)	Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Delaware (excluding any conflict of law, rule or principle of Delaware law that might refer the governance, construction or interpretation of this Agreement to the laws of another state).

(ii)	Submission to Jurisdiction. Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any U.S. federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to venue of any such litigation in any U.S. federal or state court located in the State of New York in New York County, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such litigation.

(iii)	Waiver of Jury Trial. Each party hereto irrevocably and unconditionally waives any right to a trial by jury with respect to any matters arising out of the Grantee’s employment, termination of employment or any matter relating to the Grantee’s compensation and benefits (including, without limitation, any compensation arising pursuant to the terms of this Agreement) and agrees that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any litigation.

(j)	Notices. Any notice required or permitted to be given under the Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

BlackRock, Inc.

40 E. 52nd Street

New York, New York 10022

Attn: General Counsel

If to the Grantee:

To the last address delivered to the Company by the Grantee in the manner set forth herein.

(k)	Data Privacy Consent. By accepting this Grant, the Grantee hereby unconditionally consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this document by and among, as applicable, the Grantee’s employing entity and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing any Awards issued to the Grantee under the Plan. The Grantee understands that the Company and the Grantee’s employing entity hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of any grant awarded, canceled, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purpose of implementing, administering and managing any grants issued to the Grantee under the Plan. The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of grants under the Plan, and the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that such recipients country may have different data privacy laws and protections from the Grantee’s country. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grants under the Plan. The Grantee understands the Data will be held only as long as is necessary to implement, administer and manage grants under the Plan. Further, the Grantee understands that the Grantee’s consent herein is being provided on a purely voluntary basis.

(l)	No Right to Continued Employment or Business Relationship. This Agreement shall not confer upon the Grantee any right with respect to continued employment or a continued business relationship with the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to termination any such employment or relationship.

(m)	Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties relating to the subject matter hereof, and any previous agreement or understanding between the parties with respect thereto is superseded by this Agreement and the Plan.

(n)	Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

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ACCEPTED AND AGREED BY:

GRANTEE

Signature		Date

Name (Please Print)

Address

BLACKROCK, INC.

By:
Name:	Laurence D. Fink
Title:	Chairman and Chief Executive Officer

APPENDIX A

Grantee’s Covenants and Acknowledgements

1. Non-Disclosure / Intellectual Property. The Grantee may not, during or subsequent to the Grantee’s employment with the Company or any of its Affiliates, without the prior written consent of the Company, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its Affiliates except (i) while employed by the Company or any of its Affiliates, in the business of and for the benefit of the Company or any of its Affiliates, or (ii) when required to do so by a court of competent jurisdiction or regulatory body. In the event that the Grantee becomes compelled by an order of a court to disclose any Confidential Information, the Grantee is required to provide the Company with prompt, prior written notice and to disclose only that portion of the Confidential Information which is legally required.

For purposes of this Agreement, “Confidential Information” shall mean any non-public information (whether oral, written or electronically stored) relating to the business or the affairs of the Company and its Affiliates or of any client of the Company or of any of its Affiliates, whether obtained from the Company or any of its Affiliates, any client of the Company or any of its Affiliates or known by the Grantee as a consequence of or through the Grantee’s relationship with the Company or any of its Affiliates, whether obtained before or after the Grantee executes this Agreement and whether obtained from an entity which was not a Company Affiliate at the time such information became available but which is now or later becomes an Affiliate of the Company. Such information includes but is not limited to non-public information concerning the financial data, strategic or financial plans, models, business plans, proprietary project information, marketing plans, future transactions (regardless of whether or not such transactions are executed), customer lists, employee lists, employees’ salary and other compensation, partners’ compensation, and other proprietary and confidential information of the Company, the Company’s Affiliates or any of their clients, that, in any case, is not otherwise available to the public. Confidential Information includes information encompassed in drawings, designs, plans, proposals, reports, research, marketing and sales plans, financial information, costs, quotations, specification sheets and recording media. Confidential Information also includes information which relates directly or indirectly to the computer systems and computer technology of the Company and its Affiliates, including but not limited to source codes, object codes, reports, flow charts, screens, algorithms, use manuals, installation and/or operation manuals, computer software, spreadsheets, data computations, formulas, techniques, databases, and any other form or compilation of computer-related information.

Notwithstanding anything herein to the contrary, nothing in this agreement shall prohibit or restrict the Grantee from responding to any inquiry from, providing testimony before, or making reports of possible violations of federal law or regulation to, any governmental agency or entity, any other self-regulatory organization, or any other federal or state regulatory authority, specifically including, without limitation, the Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA).

It is the policy of the Company and its Affiliates not to use or accept any confidential or proprietary information of third parties, including former employers of the Grantee. The Grantee shall not disclose such confidential or proprietary information of third parties to the Company or any of its Affiliates, their employees, agents, or independent contractors, or to any other third party, and shall not use such confidential or proprietary Information of third parties while employed by the Company or any of its Affiliates, unless the Grantee has obtained and presented to the Company the appropriate authorizations for such use or disclosure from such third parties and has also obtained the Company’s approval of such use or disclosure.

A-1

The Company and its Affiliates may, from time to time, enter into agreements and/or business relationships with third party vendors and/or suppliers of information as a result of which the Grantee may have access to confidential information proprietary to such third parties (“Third Party Confidential Information”). The use and disclosure by the Grantee of Third Party Confidential Information shall be governed by the terms and conditions of this Agreement and shall be in strict compliance with any existing agreement between the Company or any of its Affiliates and the third parties to hold such information confidential. Prior to using any Third Party Confidential Information, the Grantee is required to inquire whether and to what extent the use of such Third Party Confidential Information is governed by an existing agreement and must comply with the terms of any such agreement. In addition, prior to sharing such Third Party Confidential Information internally, the Grantee is required to determine that sharing the information is appropriate and must inform the employee receiving the information of the terms of the agreement.

The Company and its Affiliates may at times develop appropriate information barriers to assure that restricted information related to a client of the Company or an Affiliate of the Company is not improperly communicated or disclosed to other employees within the Company and its Affiliates. If the Grantee has reason to believe that he or she is subject to any information barrier, the Grantee is required to inquire of the Legal & Compliance Department as to the applicability and terms of any such information barrier. Any information barriers shall be established pursuant to BlackRock’s Information Barrier Policy and procedures.

Upon the Grantee’s resignation or Termination of Employment for any reason, the Grantee is required to return to the Company all Confidential Information (including all reproductions thereof whether on computer, electronic media or otherwise) furnished to or otherwise in their possession immediately upon request by the Company at any time, and shall not contact any employee of the Company for the purpose of soliciting Confidential Information.

The Grantee agrees that the Company is the exclusive owner of any business-related ideas, products, materials, discoveries, inventions, computer programs, research, writing or other work products developed by the Grantee that are in the scope of, or otherwise related to the business of the Company or its Affiliates, or developed using equipment, resources, or trade secrets of BlackRock (“Inventions”). The Grantee hereby transfers and assigns such Inventions to BlackRock and the Grantee shall whenever requested to do so by the Company, execute any and all applications, assignments, or other instruments that the Company deems necessary to apply for and obtain patents or copyrights or other intellectual property protection in the United States or any other country or otherwise protect the Company’s and its Affiliates’ interests therein. Such obligations shall continue beyond the Grantee’s Termination of Employment with the Company with respect to Inventions developed, conceived or made by the Grantee during the term of the Grantee’s employment with the Company. Further, the Grantee agrees that such obligation will be binding on the Grantee’s assigns, executors, administrators and other legal representatives.

2. Non-Solicitation of Clients, etc. The Grantee shall not, for a period of one year immediately following Termination of Employment, whether on his or her own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, (i) call on, interfere with, solicit or assist in soliciting the business of any “Client” or “Prospective Client” or (ii) accept business from, or enter into a relationship with, any such “Client” or “Prospective Client”, in each case, with whom the Grantee has had, directly or indirectly, personal contact or dealings on behalf of the Company or its Affiliates during the one year period immediately preceding his or her Termination of Employment. Notwithstanding the foregoing, the

A-2

Grantee may engage in business activities with “Intermediary Clients”, provided that the Grantee shall not (x) interact with any Intermediary Client with respect to business placed with or through such Intermediary Client by the Company or (y) engage in any conduct interfering with or damaging the Company’s relationship with any Intermediary Client.

For purposes of this Agreement, the terms:

(a)	“Client” shall mean any person, firm, company, or other organization (including an Intermediary Client) to whom the Company has supplied services, products or professional advice;

(b)	“Prospective Client” shall mean any person, firm, company or other organization (including an Intermediary Client) with whom the Company has had negotiations or discussions regarding the possible supply of products or advice, or with respect to whom the Company has expended significant time, effort or money in developing a bid or proposal for the supply of services, products or advice; and

(c)	“Intermediary Client” shall mean any person or entity (such as a broker dealer, distributor, financial adviser, administrator or other marketing or service organization) through which the Company offers, markets, distributes or provides its services, products or advice.

3. Non-Enticement of Employees; No Hire. The Grantee shall not, during his or her employment and for a period of one year immediately following Termination of Employment, either on his or her own account or in conjunction with or on behalf of any other person, company, business entity or other organization whatsoever, directly or indirectly: (i) induce, solicit, entice, participate in or procure any person who is an employee of the Company or any of its Affiliates to leave such employment or (ii) accept into employment, hire or otherwise engage or use the services of, or actively interfere with the Company’s or any Affiliates’ relationship with, any person who is an employee of the Company or any of its Affiliates or who was an employee of the Company or any of its Affiliates during the period commencing one year prior to the Termination of Employment.

4. Non-Disparagement; No Conflicts. The Grantee shall not at any time during or subsequent to the Grantee’s employment with the Company or any of its Affiliates, criticize, speak ill of, disparage or make false statements in respect of the Company, its Affiliates or any of their employees; provided, however, that the Grantee shall not be prohibited from making truthful statements about the Company or any of its Affiliates. The Grantee also shall not, during the course of employment with the Company or any of its Affiliates take any action which conflicts with (or appears to conflict with) the Company’s or any of its Affiliates’ business interests except if ordered to do so by a court or government agency.

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